UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 15, 2019

TELEMYND, INC.

(Exact name of Company as specified in its charter)

Delaware	001-56069	83-4053533
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer
Identification No.)

26522 La Alameda

Mission Viejo, CA 92691

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Herguth Employment Agreement

On July 15, 2019, Telemynd, Inc. (the “Company”) entered into an employment agreement with Mr. Herguth, (the “Herguth Employment Agreement”). Pursuant to the Herguth Employment Agreement, Mr. Herguth will serve as Chief Executive Officer and devote substantially all his time to the Company on an “at will” basis and will receive a base annual compensation of $340,000, subject to periodic increases (which compensation will increase to $360,000 on January 1, 2020) and increases within the discretion of the Company’s Board of Directors (the “Board”), in each case as specified in the Herguth Employment Agreement. For fiscal year 2019, Mr. Herguth is eligible to receive a performance bonus in a target amount of $340,000, with payment of such bonuses subject to achievement of certain performance goals set forth in the Herguth Employment Agreement. In addition, Mr. Herguth is eligible to earn year-end performance bonuses payable in either cash or equity or both, with a target bonus equal to 60% of the highest base salary Mr. Herguth received during such fiscal year upon achievement of performance goals set by the Company. Mr. Herguth will be entitled to fifteen days paid vacation per annum, as well as participation in all employee benefit plans, programs and arrangements maintained by MYnd from time to time and made available generally to the Company’s similarly-situated senior executives on substantially the same basis that such benefits are provided to such senior executives.

As Mr. Herguth’s employment is on an “at-will” basis, the Company or Mr. Herguth may terminate the employment relationship at any time, with or without Cause or Good Reason (each as defined in the Herguth Employment Agreement). If the Company terminates Mr. Herguth’s employment without Cause (as defined in the Herguth Employment Agreement) or Mr. Herguth terminates his employment with the Company for Good Reason (as defined in the Herguth Employment Agreement) during the first year following execution of the Herguth Employment Agreement, Mr. Herguth shall be entitled to receive as severance three months of Mr. Herguth’s annualized base salary then in effect, subject to certain exceptions concerning plenary releases given in the Herguth Employment Agreement. If the Company terminates Mr. Herguth’s employment without Cause or Mr. Herguth terminates his employment with the Company for Good Reason during the second year following execution of the Herguth Employment Agreement, Mr. Herguth shall be entitled to receive as severance six months of Mr. Herguth’s annualized base salary then in effect, subject to certain exceptions concerning plenary releases given in the Herguth Employment Agreement. If Mr. Herguth is terminated by the Company for Cause, or if Mr. Herguth terminates his employment without Good Reason or due to Death or Disability (each as defined in the Herguth Employment Agreement), he will be entitled to any unpaid compensation accrued through the last day of his employment, a lump sum payment in respect of all accrued but unused vacation days at his base salary in effect on the date such vacation was earned, and payment of any other amounts owing to Mr. Herguth but not yet paid, less any amounts owed to the Company.

The foregoing description of the Herguth Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Herguth Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

D’Ambrosio Employment Agreement

On July 15, 2019, the Company and Mr. D’Ambrosio entered into a letter agreement of employment setting forth Mr. D’Ambrosio’s compensation and certain other employment terms. Pursuant to this letter agreement, Mr. D’Ambrosio will be paid an annual base salary of $225,020 and will be eligible to participate in the Company’s benefit plans. Pursuant to the letter agreement, Mr. D’Ambrosio’s employment is “at-will”, and may be terminated by either party for any reason, or no reason at all. If the Company terminates Mr. D’Ambrosio without “cause” (as defined in the agreement), or Mr. D’Ambrosio “involuntarily terminates”(as defined in the agreement) the agreement, Mr. D’Ambrosio will be entitled to receive severance in the form of salary and benefits for a period equal to two-month, with an additional month of salary for each completed year of service up to a limit of six-months, in each case, subject to Mr. D’Ambrosio providing a release of claims satisfactory to us. In the event the Company terminates Mr. D’Ambrosio for “cause” or Mr. D’Ambrosio voluntarily terminates his employment, Mr. D’Ambrosio will not be entitled to any severance.

The foregoing description of the D’Ambrosio’s Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the D’Ambrosio’s Employment Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of July 15, 2019, by and between the Company and Patrick Herguth
10.2	Employment Agreement, dated as of July 15, 2019, by and between the Company and Donald D’Ambrosio

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEMYND, INC.

July 19, 2019	By:	/s/ Donald D'Ambrosio
Name: Donald D'Ambrosio
Title: Chief Financial Officer

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